Exhibit 99.7

INFORMATION ON GE TRANSPORTATION
Overview

General Electric Company’s transportation business (collectively, “GE Transportation”) is a leading global provider of products and solutions to transportation, logistics and other industrial markets. GE Transportation designs, engineers and manufactures diesel-electric locomotives, supplies associated aftermarket parts and services and provides digital solutions.

GE Transportation’s culture of innovation and differentiated aftermarket solutions has allowed it to build a leading global installed base of diesel-electric locomotives, significant contracted services backlog and longstanding customer relationships. GE Transportation’s products and services, which are globally recognized for their quality, reliability, fuel efficiency and emissions compliance, are important to GE Transportation’s customers’ operating and financial success and help enable them to operate with reliability and efficiency.

Leveraging GE Transportation’s engineering history and heritage in diesel-electric locomotives, GE Transportation has continued to expand its technologies into new products, end markets and logistics applications.  For example, GE Transportation uses its core locomotive manufacturing competencies to produce electric motors and premium propulsion systems for mining, marine, stationary power and drilling applications. GE Transportation also has used its engineering and software capabilities to build a digital business that delivers significant benefits across the transportation, logistics and mining landscape.

These attributes combined have fostered strong brand loyalty and generated longstanding customer relationships, which contribute to GE Transportation’s leading market positions.

As of December 31, 2017, GE Transportation’s North American installed base was more than 16,200 diesel-electric locomotives and kits, comprising the largest portion of GE Transportation’s global installed base of more than 22,500 diesel-electric locomotives. As of December 31, 2017, GE Transportation had sales in more than 50 countries and eight primary manufacturing facilities and approximately 8,500 employees worldwide. For the year ended December 31, 2017, GE Transportation generated revenue of $3,930 million and net earnings of $374 million.

For over 110 years, GE Transportation has served the worldwide rail industry, which is a critical component of the global transportation system and the global economy. In North America, railroads carry approximately 28% of total freight, as measured by ton-miles, and over 40% of long distance freight travelling over 750 miles, which is more than any other mode of transportation. Rail is one of the most cost-effective, energy-efficient modes of transport, both domestically and internationally.

GE Transportation’s North American customers are principally Class I railroads. GE Transportation’s international customers are principally international freight railroads in Latin America, Russia/Commonwealth of Independent States (CIS), Australia, India and Sub-Saharan Africa, who depend on diesel-electric locomotives. GE Transportation’s diverse product portfolio is designed to cater to the varying requirements of Class I and international railroads.

GE Transportation’s customers’ ongoing usage of locomotives and associated wear and tear on the equipment generate opportunities to support railroads with aftermarket parts and services. Railroads place a high value on reliability, fuel efficiency and minimal downtime. As a result, the availability of replacement parts and GE Transportation’s maintenance and overhaul services are important value drivers for GE Transportation’s customers and generate high-margin recurring revenue opportunities.

GE Transportation’s business experienced significant headwinds in 2016 and 2017 due to a downturn in the U.S. freight rail industry. GE Transportation has recently undergone a set of transformation and restructuring initiatives, including expanding GE Transportation’s international footprint, optimizing GE Transportation’s supply base and utilizing digitization and lean manufacturing to enhance the efficiency and effectiveness of GE Transportation’s total supply chain. GE Transportation believes these initiatives have resulted in a more streamlined cost structure and optimized workforce to position GE Transportation for growth in the recovering U.S. freight rail market and in international markets.

As part of GE Transportation’s transformation and restructuring initiatives, it reorganized itself into three business segments, Equipment, Services and Digital, based on the different sales drivers and market characteristics of each.

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Equipment (45% of 2017 total revenue): GE Transportation is the largest global manufacturer of diesel-electric locomotives used by freight railroads, and produces electric motors and premium propulsion systems for mining, marine, stationary power and drilling applications.

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Services (48% of 2017 total revenue): GE Transportation provides aftermarket parts and services to its global installed base, including predictive maintenance, regular maintenance, and unscheduled maintenance and overhaul services for locomotives.

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Digital (7% of 2017 total revenue): GE Transportation provides a comprehensive suite of software-enabled solutions designed to improve customer efficiency and productivity in the transportation and mining industries.

GE Transportation’s Solutions

Equipment

GE Transportation’s Equipment segment is the largest global manufacturer of diesel-electric locomotives for freight railroads. GE Transportation produces mission-critical products and solutions that help railroads reduce operating costs, decrease fuel use, minimize downtime and comply with emissions standards. In addition to locomotives, GE Transportation also produces a range of engines, electric motors and premium propulsion systems used in mining, marine, stationary power and drilling applications.

Locomotives

GE Transportation believes it has the world’s most comprehensive, competitive and technically advanced diesel-electric locomotive portfolio with a global installed base of more than 22,500 locomotives in over 50 countries. GE Transportation also has numerous local partnerships in various jurisdictions which further support its product platform.

Customers choose diesel-electric locomotives based on many factors, including fuel efficiency, emissions compliance, reliability, tractive effort, price, total cost of ownership, aftermarket support and digital capabilities. GE Transportation believes customers are also trending towards signing multiyear equipment and service / parts agreements. For example, GE Transportation recently signed an agreement with Kazakhstan’s state-run railroad, Kazakhstan Temir Zholy (KTZ), to supply 300 shunter locomotives over the next ten years and agreements with Canadian National Railway (CN) for 200 new locomotives and Kansas City Southern for 50 locomotives.

GE Transportation’s current locomotive offerings include 24 different types of locomotives of varying features and capabilities such as axle weight, clearance and gross horsepower. GE Transportation believes the Evolution series, GE Transportation’s primary locomotive offering, is the most technologically advanced, diesel-electric, heavy-haul locomotive in the world today. GE Transportation introduced the base Evolution series in 2005 and has since substantively evolved the locomotive to meet EPA Tier 4 emission standards. GE Transportation now has over 870 Tier 4 locomotives in the field with over 100-million miles of experience.

GE Transportation’s sales, product management and engineering teams work together with its customers to optimize configurations for their requirements related to performance, reliability, lifecycle costs and other additions (e.g., Digital, signaling, etc.) that they may specifically require for their locomotive. However, GE Transportation strives to standardize its offerings as much as possible. For example, the engine family used in North America for the 33-tonnes/axle application is used in both Kazakhstan for the 23-tonnes/axle application and in South Africa for the 22-tonnes/axle application. Similarly, GE Transportation’s new control systems and traction motors have been standardized across a significant portion of GE Transportation’s portfolio.

New technologies will continue to evolve the diesel-electric space. GE Transportation continues to invest substantively and selectively in R&D to maintain its differentiation and market position. One key focus of GE Transportation’s investments is control systems, which GE Transportation believes enable and support remote monitoring, predictive maintenance and asset optimization as well as connectivity between fleets and operations. Additionally, GE Transportation’s investments are generally focused on new engine platforms, fuel efficiency, alternative fuel solutions and hybrid locomotives. Finally, GE Transportation believes GE Transportation’s additional investment focus on additive technologies is going to help make GE Transportation’s products lighter, more reliable and fuel efficient. GE Transportation believes its focus in these key investment areas will drive positive outcomes for its customers, primarily linked to operating ratio reduction and lifecycle cost savings, among others.

Mining, Marine and Stationary Power

Mining: GE Transportation has leveraged its core competencies in electric drives and propulsion to produce integrated, advanced propulsion systems used in off highway vehicle (OHV) mining applications. These solutions help enable mining customers to increase productivity, reduce maintenance costs and improve performance. GE Transportation’s key mining original equipment manufacturer customers include Komatsu, NHL and BelAZ, who serve the world’s largest mining end-customers such as Rio Tinto, Anglo American, Vale, BHP and others.

Marine: GE Transportation has adapted its locomotive engines for marine applications to produce fuel-efficient medium-speed diesel engines for fishing vessels, tugboats, ferries and offshore oil and gas support vessels. GE Transportation’s marine engines meet the EPA’s Tier 4 and IMO’s Tier III emission standards without the use of selective catalytic reduction equipment or urea-based after-treatment, reducing key emissions by more than 70% compared to emissions from GET’s Tier III locomotives, while maintaining fuel efficiency. These engines are increasingly being accepted in the market.

Stationary Power: GE Transportation provides fuel-efficient medium-speed diesel engines and generator setups (gensets) for continuous and emergency stand-by power applications. Medium-speed diesel generators deliver significantly lower life cycle cost due to reduced fuel consumption, less downtime (e.g., fewer oil changes) and significantly less required maintenance and overhauls compared with high-speed diesel generators. GE Transportation’s primary stationary power industrial customers are based in Asia Pacific, Sub-Saharan Africa and the Middle East.

Services

Locomotive fleet performance is critical for all railroads. Operators strive to maximize the value of their assets over their entire lifecycle, which can be as many as four decades. For locomotives to remain competitive, available, reliable, safe and fuel efficient over such a long period, they require regular maintenance as well as technology upgrades. Operators also often need to adjust fleet haulage profiles to reflect changing market conditions (e.g., moving from build materials to containerized intermodal freight). These requirements translate into significant investments by railroads throughout the entire lifecycle of their locomotives.

GE Transportation has been strategically focused on the Services segment for more than two decades, providing an efficient supply of spare parts, repair instructions, on-site technical support by certified employees and predictive maintenance based on GE Transportation’s suite of remote monitoring and diagnostics solutions. GE Transportation’s installed base comprises approximately 22,500 locomotives globally with an average age of 10 to 15 years, which are distributed across all strategic markets (including North America, Brazil, Australia, Indonesia, South Africa and Kazakhstan). GE Transportation also has a dedicated global service footprint to support its customers’ service requirements. Additionally, GE Transportation’s vertically integrated locomotive offerings and comprehensive set of services and technology solutions are designed to help maintain the operational efficiency of GE Transportation’s customers’ fleets, which GE Transportation believes allows it to win business. GE Transportation supports railroads across the globe to help them achieve best in class cost of ownership, availability, reliability and safety for their locomotive fleets.

Approximately 80 % of GE Transportation’s Services revenues are generated in North America, in line with the distribution of its installed base, and around 70% of such revenues are generated from multi-year service agreements, reflecting the long-term and stable nature of the partnership with its customers. Locomotive maintenance can be contracted under different models, ranging from fully transactional set-ups to multi-year contracts. GE Transportation’s customers typically favor long-term agreements associated with performance guarantees for new locomotives and become more transactional as assets age. For locomotives not covered by multi-year contracts, GE Transportation has implemented a rigorous tracking of potential parts usage, which identifies what customers are buying compared to forecasts. GE Transportation has made servicing of transactional customers an important component of its Services segment.

Since 2014, GE Transportation has focused on the development of locomotive modernization offerings. This mid-life locomotive refresh, typically performed with the second engine overhaul, allows railroads to further maximize the value of their assets over their lifecycle. GE Transportation offers customized solutions that range from controls systems upgrades to complex restorations outfitted with state-of-the-art technologies, which potentially gives locomotives an additional 20 or more years of performance. This refresh ensures GE Transportation’s locomotives remain competitive and prioritized for daily duties over competitor products. The solution is customized depending on a railroad’s fleet strategies (e.g., better fuel consumption, alternative fleet re-purposing, improved tractive effort, step change in reliability and/or digital upgrade). Locomotive modernization has drawn strong interest from both North American and international customers, and as a result, GE Transportation has secured multi-year programs with a majority of Class I railroads and several major international customers resulting in a backlog of over 750 locomotives. Modernizations completed to date have helped GE Transportation’s customers realize a 30% increase in reliability and a 50% increase in haul ability in their locomotives.

Digital

GE Transportation’s Digital segment develops and works with its customers to implement a comprehensive set of software-enabled solutions that deliver significant benefits across the transportation and mining landscape.

Across global freight and mining industries, productivity and efficiency gains, and new business opportunities, should come largely from digital innovation. Digital tools are expected to improve efficiency of existing assets, connect disparate processes, optimize key chokepoints and entire systems, and open value across freight and mining. In industries characterized by in-house and boutique solution providers, the breadth and market presence of GE Transportation’s Digital solutions have positioned GE Transportation as a key player for digital innovation. GE Transportation’s Digital solutions incorporate numerous key next generation technologies, which GE Transportation believes positions itself to remain a leader with its customers and continue to contribute to new business models for growth in freight transportation and mining.

Focus Area	Train Performance		Transport Intelligence		Transport Logistics		Network Optimization		Digital Mine
	•	Distributed locomotive power	•	Industrial/mobile Internet of Things (IoT) hardware & software	•	Rail transportation management	•	Rail network scheduling, dispatch, and optimization	•	Safety systems
Key Attributes	•	Train ‘cruise control’	•	Edge-to-cloud, on and off-board analytics & rules	•	Shipper transportation management	•	Intermodal terminal management and optimization	•	Operations performance management (OPM)
	•	Train remote control	•	Asset performance management	•	Port visibility and optimization	•	Rail yard management and optimization	•	Asset performance management (APM)
	•	Longer, heavier trains	•	Asset reliability / decreased maintenance cost	•	Freight visibility across entities	•	Faster, more efficient rail networks	•	Collision avoidance
Key Customer Benefits	•	90+% reduction in ‘break-in-twos’	•	Decreased operating costs	•	Meaningful increase in port efficiency	•	Reduced dwell / higher throughput	•	Higher blast yields
	•	7-13% fuel savings, lower emissions	•	Lower spend for IoT management & analytics	•	Improved back-office and day of operation processes			•	Higher asset reliability / decreased maintenance cost
	•	Decrease manpower for yard shunting, mainline			•	Reduced revenue leakage

GE Transportation’s Digital solutions are utilized by all North American Class I railroads, a substantial majority of North American short line railroads and international freight rail systems on all continents (except Antarctica). Additionally, hundreds of mining clients and freight shippers in industrial applications such as oil & gas and agriculture use GE Transportation’s solutions to improve productivity and efficiency, with the potential to serve over 2,300 mining sites globally.

Digital solutions have been sold utilizing GE Transportation’s direct sales force and an enterprise license agreement or subscription-based model. Licenses typically include a long-term support contract providing recurring revenue. Post-sales implementation and support has traditionally been done through GE Transportation’s own teams. Approximately 34 % of Digital revenues are recurring through Software as a Service (SaaS) or software maintenance contracts. This component of GE Transportation’s revenue is increasing as new products are increasingly subscription based. GE Transportation’s non-recurring revenue comes from hardware, software, and implementation sales. GE Transportation is building a global partner and alliance program, which saw partner influenced sales in its first full-year (2017). The partner and alliance channel provide geographic scale, domain and local expertise, customer relationships in new markets, and a scalable pool of implementation resources. GE Transportation believes partner and alliance-influenced sales will become an increasingly important component of its growth strategy.

GE Transportation believes its global installed base and domain expertise gives it a significant competitive advantage in its target markets that increasingly look to digital solutions to transform their operations. GE Transportation’s competition consists of fragmented and niche players or enterprise software providers without the domain expertise and focus to meet the demands of the freight transportation and mining industries.

GE Transportation’s customers choose GE Transportation because it combines industry expertise, leading technologies and analytics, and solutions moving to an integrated suite of connected products. Where others have not delivered, GE Transportation has consistently brought high value products that have become industry standards. GE Transportation’s installed base of IoT hardware and software, operational systems, and asset performance management systems and analytics positions GE Transportation to support the growing demand for digital solutions in its target markets.

GE Transportation’s Business Transformation

The transportation industry and GE Transportation’s business specifically experienced significant headwinds in 2016 and 2017 due to a downturn in the U.S. freight rail industry. GE Transportation believes its recent initiatives, including (i) expanding its international footprint, (ii) optimizing its supply base and (iii) utilizing digitization and lean manufacturing to enhance the efficiency and effectiveness of its total supply chain, have positioned GE Transportation for growth in the recovering U.S. freight rail market and in international markets.

GE Transportation’s business has historically generated most of its revenues in North America, with more than 80% of GE Transportation’s locomotive deliveries from 2014-2016 going to customers in that region. While North American locomotive deliveries are expected to remain an important driver of GE Transportation’s business, in recent years GE Transportation has prioritized portfolio diversification by geography and product. GE Transportation’s localization and partnership strategy has contributed to recent large international contracts, such as its $2.5 billion contract for 1,000 locomotives with Indian Railways in 2015. In 2017, GE Transportation delivered 281 locomotives to international customers, over 1.5x its average from 2014-2016.

As part of GE Transportation’s international growth, GE Transportation has invested in creating a flexible, truly global footprint that it believes differentiates itself with respect to its competition. Partnerships in India, Kazakhstan, Brazil, South Africa and Korea have enabled GE Transportation to manufacture locomotives in many different regions of the world. For example, GE Transportation now produces up to 100 locomotives a year in its Contagem, Brazil facility for use in Latin America and have recently acquired a 50% stake in local locomotive manufacturer Lokomotiv Kurastyru Zauyty (LKZ) in Kazakhstan to manufacture Evolution series locomotives for customers in Russia/CIS. This globalized approach leverages cost effective manufacturing with an aim to minimize the impact of industry-driven volume changes to GE Transportation’s cost structure and capital investment requirements.

Complementing the globalization of GE Transportation’s supply chain, GE Transportation now utilizes digitization and lean manufacturing strategies to enhance the efficiency and effectiveness of its global supply chain, as a part of what GE Transportation defines as its “Brilliant Factory” strategy. Through this strategy, GE Transportation seeks to drive improvements across its entire manufacturing process by reducing waste and removing overall inefficiencies (e.g., wait times, rework, downtime and bottlenecks). Brilliant Factory aims to streamline information and product flow  to drive continued productivity and reduction to total manufacturing time.

GE Transportation’s recent initiatives have reduced its variable cost by restructuring its footprint and workforce, reducing full-time employees and increasing the productivity of its business. Between 2016 and 2017, GE Transportation invested more than $320 million in restructuring. The restructuring projects have been completed as of today. GE Transportation expects these investments in operating efficiency to propel the growth of its business as demand from Class I railroads continues to recover.

GE Transportation’s Competitive Strengths

GE Transportation believes the following key strengths have been instrumental to its success and positions it well to protect and continue to grow GE Transportation’s business and market share:

Iconic Legacy and Strong Reputation with a History of over 110 Years of Innovation

The rail industry has been in operation for 150 years and GE Transportation has been at the forefront of shaping and transforming the rail landscape through various technologies such as engine technologies, microprocessor-based controls, DC to AC propulsion, the first locomotive to meet the EPA’s stringent Tier 4 emission standards, and software-based asset and network optimization. GE Transportation believes that its technical, engineering and manufacturing expertise forms the foundation of its competency in innovation. GE Transportation has produced a succession of world-class locomotives and developed technologies designed to respond to changing customer requirements for innovation and compliance with advancing emission standards. GE Transportation believes its continued dedication to innovation not only enables it to uphold its responsibility to its customers and the wider community, but also positions GE Transportation favorably in its industry as innovation, reliability and integrated service models continue to be priorities for its customers.

Market Leader with Longstanding Customer Partnerships in a Critical Infrastructure Sector

For more than a century, rail has been a cornerstone of the global transportation system, and thus, the economy. Rail remains one of the most cost-effective, energy-efficient modes of transport, both domestically and internationally. As the largest global producer of diesel-electric locomotives, GE Transportation has a significant market share both in North America and globally. GE Transportation has been a trusted provider of mission-critical products to Class I railroads for a number of years. Internationally, GE Transportation has longstanding relationships with railroads in Brazil, South Africa, Australia, Indonesia and Kazakhstan. More recently, GE Transportation’s strategy of adapting its business to localization, alliance or joint venture models has resulted in significant international opportunities, including a $2.5 billion transaction in India and a $1 billion framework agreement in Ukraine.

Significant Installed Base and Growing Services Business Drive Visible, Recurring Revenues

With an installed base among the largest in the industry and a unique service model, GE Transportation’s Services business drives recurring revenues and strong customer partnerships. GE Transportation’s installed base allows it to generate significant recurring revenues and strong customer partnerships by providing maintenance and overhaul services and replacement parts in the aftermarket. GE Transportation also provides aftermarket digital solutions designed to improve train performance, fuel efficiency and reliability, and provide upgrades and modernizations that support GE Transportation’s customers throughout the lifecycle of their assets. GE Transportation’s comprehensive service offering combines traditional maintenance with digital tools, making GE Transportation a key partner to GE Transportation’s customers and helping them optimize their fleet performance and drive efficiency. GE Transportation’s Services business is a key differentiator, which supports the sale of new locomotives and the continued growth of its fleet.

Leading Engineering and Solutions Capabilities

GE Transportation designs, develops and manufactures critical components and systems for the rail, mining and marine industries, which include proprietary propulsion systems, engine platforms and controls technology. These innovative and differentiated solutions serve as the building blocks for the rail, mining and marine industries, and help keep GE Transportation’s global customers at the forefront of advancing technologies. When coupled with GE Transportation’s advanced digital analytic capabilities, GE Transportation’s solutions help drive increased locomotive velocity, energy management, performance and reliability.

Leading the Digital Transformation of GE Transportation’s Industries

GE Transportation’s early investment in data analytics and software has allowed GE Transportation to become a strategic partner for customers looking to derive new value from assets and digitally transform their operations. Through these initiatives, the transportation industry, from mine to port, from shipper to receiver, from port to intermodal terminals to main line locomotives and railcars and across train yards and operation centers, has evolved to include digital solutions. The breadth of GE Transportation’s Digital solutions gives customers confidence in GE Transportation’s ability to address their current and future needs.

Streamlined Cost Structure and Operational Excellence Provide Operating Leverage and Support GE Transportation’s Growth

GE Transportation’s current manufacturing footprint is designed to leverage cost effective manufacturing and customer specific build requirements. This design allows GE Transportation the flexibility to drive margin improvement through productivity and customer delivery commitments across multiple product lines and global regions. This footprint has also been optimized through strategic alignment and utilizing global build partners, so as to allow for volume changes driven by industry dynamics, without significant impacts to GE Transportation’s overall cost structure and/or additional capital investment requirements. GE Transportation has continuously evolved its supply footprint to now a true global supply base, where it can leverage the use of suppliers to optimize cost and/or lead time, while continuing to deliver to customer specifications.

Geographies

GE Transportation primarily serves the worldwide freight rail industry. In North America, railroads carry about 28% of total freight as measured by ton-miles, and over 40% of long distance freight travelling over 750 miles, which is more than any other mode of transportation. They also carry 40% of intercity freight as measured by ton-miles, more than any other mode of transportation. Through direct ownership and operating partnerships, U.S. railroads are part of an integrated network that includes railroads in Canada and Mexico, forming one of the world’s most-efficient and lowest-cost freight rail service. There are more than 500 railroads operating in North America, with the largest seven railroads, referred to as “Class I,” accounting for more than 90% of the industry’s revenues.

The Asia Pacific market is driven by continued urbanization in China and India. Investments in Australia remain centered around the mining and natural resource markets. Other key geographical markets include Russia/CIS, Africa and Brazil. With almost 28,000 locomotives, Russia/CIS is amongst the largest markets in the world. In addition, this region has a similarly sized shunter fleet which is substantially aged and in need of replacement.

GE Transportation continues to see new locomotive and modernization opportunities in markets such as Ukraine and Moldova, among others, and are well positioned to capture those opportunities. GE Transportation estimates the Brazilian market opportunity is between 50 and 100 locomotives per annum and is focused on the sugar, agriculture, minerals and mining space. African markets continue to grow, with a renaissance in South Africa stemming from new governmental interest to participate in Pan-African transportation growth opportunities. Nigeria has virtually no freight carried via rail, but given the current state of roads and other transportation infrastructure, an opportunity for growth may materialize. Mozambique, Ivory Coast, Ghana and Cameroon markets all present opportunities for growth as such countries modernize infrastructure.

Raw Materials and Suppliers

The cost of raw materials and components represents a substantial majority of the manufacturing costs of most of GE Transportation’s equipment product lines. As a result, the management of raw materials and components purchasing is critical to GE Transportation’s profitability.

GE Transportation enjoys generally strong relationships with its suppliers, which helps to ensure access to supplies when railcar demand is high.

Customers

GE Transportation’s customers include all operators of GE locomotives globally. GE Transportation’s customers are mainly standalone railroads or logistics divisions of mining or agriculture companies. They include a mix of privately owned and governmental companies, representing a total of approximately 100 different entities. For the fiscal year ended December 31, 2017, GE Transportation’s top ten customers accounted for approximately 83% of GE Transportation’s revenues. For the fiscal year ended December 31, 2017, BNSF comprised 17% of GE Transportation revenue. For the fiscal year ended December 31, 2016, BNSF, Union Pacific and CSX comprised 19%, 13% and 13% of GE Transportation revenue, respectively. For the fiscal year ended December 31, 2015, BNSF, Union Pacific and CSX comprised 17%, 12% and 12% of GE Transportation revenue, respectively. GE Transportation provides them with essential parts and maintenance services for their GE locomotives, helping them to successfully operate wherever they are in the world.

GE Transportation structures its services based on its customers specific needs, ranging from purely transactional parts and services supply, to multi-year agreements based on outcome guarantees (parts availability, locomotive availability and reliability).

Competition

GE Transportation believes it holds a leading market share for many of its core product lines globally. GE Transportation’s market shares are typically higher in North America and lower in other regions of the world, depending on specific product lines and geographies.

GE Transportation operates in a highly competitive marketplace especially in periods of low market demand resulting in excess manufacturing capacity. Price competition is strong because GE Transportation has a relatively small number of customers and they are very cost-conscious. In addition to price, competition is based on product performance and technological leadership, quality, reliability of delivery, and customer service and support.

Employees

As of December 31, 2017, GE Transportation had approximately 8,500 full-time employees, with approximately 30% of the U.S. workforce and 28% of the global workforce unionized.

Regulation

The industries in which GE Transportation operate are subject to extensive regulation by various governmental, regulatory and industry authorities and by federal, state, local and foreign authorities. The primary regulatory and industry authorities involved in the issuance of regulations and standards for the rail industry in the U.S. are the Federal Railroad Administration (“FRA”), the Association of American Railroads (“AAR”) and U.S. Department of Transportation (“USDOT”). The FRA administers and enforces U.S. Federal laws and regulations relating to railroad safety. These regulations govern equipment and safety compliance standards for railcars and rail equipment used in interstate commerce. The AAR promulgates a wide variety of standards governing safety and design of equipment, relationships among railroads with respect to railcars in interchange and other matters. The AAR also certifies railcar manufacturers and component manufacturers that provide equipment for use on railroads in the U.S. New products must generally undergo AAR testing and approval processes. Because of these regulations, GE Transportation must maintain certifications with the AAR as a manufacturer of locomotives and components, and products that it sells must meet AAR and FRA standards. GE Transportation must also comply with the rules of the USDOT.

GE Transportation is also subject to oversight in other jurisdictions by foreign regulatory agencies. The governing bodies include Transport Canada in Canada, the International Union of Railways (“UIC”) and the European Railway Agencies (“EUAR”) in Europe. Also in Europe, the European Committees for Standardization (“CEN” and “CENELEC”) continually draft new European standards which cover, for example, the Reliability, Availability, Maintainability and Safety of railways systems. To guarantee interoperability in Europe, the European Union for Railway Agencies is responsible for defining and implementing Technical Standards of Interoperability, which covers areas such as infrastructure, energy, rolling stock, telematic applications, traffic operation and management subsystems, noise pollution and waste generation, protection against fire and smoke, and system safety.  Most countries and regions in which GE Transportation does business have similar rule-making bodies. In Russia, a GOST-R certificate of conformity is mandatory for all products related to the safety of individuals on Russian territory. In China, any product or system sold on the Chinese market must have been certified in accordance with national standards. In the local Indian market, most products are covered by regulations patterned after AAR and UIC standards.

Effects of Seasonality

GE Transportation’s business is not typically seasonal, although the third quarter results may be affected by vacation and scheduled plant shutdowns at several of its major customers during this period. Quarterly results can also be affected by the timing of projects in backlog and by project delays.

Environmental and Regulatory Matters

GE Transportation is subject to comprehensive federal, state, local and international environmental laws and regulations relating to the release or discharge of materials into the environment, the management, use, processing, handling, storage, transport or disposal of hazardous materials, or otherwise relating to the protection of human health and the environment. These laws and regulations not only exposes GE Transportation to liability for its own negligent acts, but also may expose GE Transportation to liability for the conduct of others or for its actions that complied with all applicable laws at the time these actions were taken. In addition, these laws may require significant expenditures to achieve compliance, and are frequently modified or revised to impose new obligations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. GE Transportation’s operations that involve hazardous materials also raise potential risks of liability under the common law.

Environmental operating permits are, or may be, required for GE Transportation’s operations under environmental laws and regulations. These operating permits are subject to modification, renewal and revocation. GE Transportation regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of GE Transportation’s business, as it is with other businesses engaged in similar industries. GE Transportation believes that its operations and facilities are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on its operations or financial condition.

Future events, such as changes in or modified interpretations of existing laws and regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on GE Transportation’s financial condition and operations. In addition, GE Transportation has in the past conducted investigation and remediation activities at properties that GE Transportation operates to address historic contamination. To date, such costs have not been material. Although GE Transportation believes GE Transportation has satisfactorily addressed all known material contamination through its remediation activities, there can be no assurance that these activities have addressed all historic contamination. The discovery of historic contamination or the release of hazardous substances into the environment could require GE Transportation in the future to incur investigation or remediation costs or other liabilities that could be material or that could interfere with the operation of GE Transportation’s business.

In addition to environmental laws and regulations, the transportation of commodities by railcar raises potential risks in the event of a derailment or other accident. Generally, liability under existing law in the United States for a derailment or other accident depends on the negligence of the party, such as the railroad, the shipper or the manufacturer of the railcar or its components. However, for the shipment of certain hazardous commodities, strict liability concepts may apply.

Principal Properties

The following table provides certain summary information about the principal facilities owned or leased by GE Transportation as of December 31, 2017. GE Transportation believes that its facilities and equipment are generally in good condition and that, together with scheduled capital improvements, they are adequate for its present and immediately projected needs. Leases on the facilities are long-term and generally include options to renew. GE Transportation’s corporate headquarters are located at the Chicago, Illinois site.

Location	Approximate Square Feet	Owned/Leased
Office Space
Chicago, IL	53,972	Leased
Manufacturing Facilities
Fort Worth, TX – Locomotive	923,266	Owned
Fort Worth, TX – Off-Highway Vehicle	249,700	Owned
Erie, PA – Manufacturing, Engineering, and Testing	4,200,000	Owned
Grove City, PA – Engine Remanufacturing	242,000	Owned
Grove City, PA – Main Engine	486,000	Owned
Contagem, Minas Gerais, Brazil	114,452	Leased

Intellectual Property

GE Transportation relies on a combination of trade secrets and other intellectual property, nondisclosure agreements and other protective measures to establish and protect its proprietary rights in its intellectual property. GE Transportation also follows the product development practices of its competitors to monitor any possible patent infringement by them, and to evaluate their strategies and plans.

GE Transportation has entered into a variety of license agreements as licensor and licensee. GE Transportation does not believe that any single license agreement is of material importance to its business or any of its business segments as a whole.

Legal Proceedings

GE Transportation is, from time to time, party to general legal proceedings and claims, which arise in the ordinary course of business. GE Transportation is also, from time to time, party to legal proceedings and claims in respect of environmental obligations, product liability, intellectual property and other matters which arise in the ordinary course of business and against which management believes meritorious defenses are available.

While it is not possible to quantify the financial impact or predict the outcome of all pending claims and litigation, management does not anticipate that the outcome of any current proceedings or known claims, either individually or in aggregate, will have a material adverse effect upon GE Transportation’s financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR GE TRANSPORTATION

The following discussion and analysis of the financial condition and results of operations of the transportation business (“GE Transportation”) of General Electric Company (“GE”) should be read in conjunction with GE Transportation’s unaudited condensed combined financial statements and related notes and audited combined financial statements and related notes , each of which are included elsewhere in this Current Report on Form 8-K. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below.

GE Transportation’s historical financial statements included elsewhere in this Current Report on Form 8-K have been presented on a “carve-out” basis from GE’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities of GE Transportation and include allocations of corporate expenses from GE. These allocations reflect significant assumptions, and the financial statements do not fully reflect what GE Transportation’s financial position, results of operations or cash flows would have been had it been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of GE Transportation’s future results of operations, financial position or cash flows.

Overview

GE Transportation is a leading global provider of products and solutions to transportation, logistics and other industrial markets. GE Transportation designs, engineers and manufactures diesel-electric locomotives, supplies associated aftermarket parts and services and provides digital solutions. GE Transportation’s culture of innovation and differentiated aftermarket solutions has allowed it to build a leading global installed base of diesel-electric locomotives, significant contracted services backlog and longstanding customer relationships. GE Transportation’s products and services are important to GE Transportation’s customers’ operating and financial success and help enable them to operate with reliability and efficiency. Leveraging its heritage in diesel-electric locomotives, GE Transportation has continued to expand GE Transportation’s technologies into new products, end markets and logistics applications. Leveraging its core competencies in locomotive manufacturing, GE Transportation produces electric motors and premium propulsion systems for mining, marine, stationary power and drilling applications. GE Transportation also has used its engineering and software capabilities to build a digital business that delivers significant benefits across the transportation and mining landscape. GE Transportation’s products are globally recognized for their quality, reliability, fuel efficiency and emissions compliance, and GE Transportation believes it is known for its superior customer service. These attributes combined have fostered strong brand loyalty and generated longstanding customer relationships, which contribute to its leading market positions. As of June 30, 2018, GE Transportation’s North American installed base was more than 16,200 diesel-electric locomotives and kits, comprising the largest portion of GE Transportation’s global installed base of more than 22,500 diesel-electric locomotives and kits. As of June 30, 2018, GE Transportation had sales in more than 50 countries and eight primary manufacturing facilities and approximately 8,500 employees worldwide. For the six months ended June 30, 2018, GE Transportation generated revenue of $1,774 million and net earnings of $168 million.

For over 110 years, GE Transportation has served the worldwide freight and passenger rail industries, which are a critical component of the global transportation system and the global economy. In North America, railroads carry about 28% of total freight, as measured by ton-miles, and over 40% of long distance freight travelling over 750 miles, which is more than any other mode of transportation. Rail is one of the most cost-effective, energy-efficient modes of transport, both domestically and internationally.  GE Transportation’s North American customers are principally Class I railroads. GE Transportation’s international customers are principally international freight and passenger railroads in Latin America, Russia/CIS, Australia, India and Sub-Saharan Africa, who depend on diesel-electric locomotives. GE Transportation’s diverse product portfolio is designed to cater to the varying requirements of Class I and international railroads. GE Transportation’s customers’ ongoing usage of locomotives and associated wear and tear on the equipment generate opportunities to support railroads with aftermarket parts and services. Railroads place a high value on reliability, fuel efficiency and minimal downtime. As a result, the availability of replacement parts and GE Transportation’s maintenance and overhaul services are important value drivers for GE Transportation’s customers and generate high-margin recurring revenue opportunities.

GE Transportation’s business experienced significant headwinds in 2016 and 2017 due to a downturn in the U.S. freight rail industry driven by commodity prices. GE Transportation has recently undergone a set of transformation and restructuring initiatives, including expanding its international footprint, optimizing its supply base and utilizing digitization and lean manufacturing to enhance the efficiency and effectiveness of  its total supply chain. GE Transportation believes these initiatives have resulted in a more streamlined cost structure and optimized workforce to position it for growth in the recovering U.S. freight rail market and in international markets.

Factors Impacting GE Transportation’s Performance

GE Transportation primarily serves the worldwide freight and transit rail industries. As such, its operating results are largely dependent on the level of activity, financial condition and capital spending plans of railroads and passenger transit agencies around the world, and transportation equipment manufacturers who serve those markets. Many factors influence these industries, including general economic conditions; traffic volumes, as measured by freight carloadings and passenger ridership; government spending on public transportation; and investment in new technologies. In general, trends such as increasing urbanization, a focus on sustainability and environmental awareness, an aging equipment fleet, and growth in global trade are expected to drive continued investment in freight and transit rail.

GE Transportation monitors a variety of factors and statistics to gauge market activity. Freight rail markets around the world are driven primarily by overall economic conditions and activity, while transit markets are driven primarily by government funding and passenger ridership. Changes in these market drivers can cause fluctuations in demand for GE Transportation's products and services.

According to the 2016 edition of a market study by UNIFE, the Association of the European Rail Industry, the accessible global market for railway products and services was more than $100 billion, and was expected to grow at about 3.2% annually through 2021. The three largest geographic markets, which represented about 80% of the total accessible market, were Europe, North America and Asia Pacific. UNIFE projected above-average growth in Asia Pacific and Europe due to overall economic growth and trends such as urbanization and increasing mobility, deregulation, investments in new technologies, energy and environmental issues, and increasing government support. The largest product segments of the market were rolling stock, services and infrastructure, which represented almost 90% of the accessible market. UNIFE projected spending on rolling stock to grow at an above-average rate due to increased investment in passenger transit vehicles. UNIFE estimated that the global installed base of locomotives was about 114,000 units, with about 32% in Asia Pacific, about 25% in North America and about 18% in Russia/CIS.

In North America, railroads carry about 40% of long distance freight travelling over 750 miles, as measured by ton-miles, which is more than any other mode of transportation. Through direct ownership and operating partnerships, U.S. railroads are part of an integrated network that includes railroads in Canada and Mexico, forming what is regarded as the world’s most-efficient and lowest-cost freight rail service. There are more than 500 railroads operating in North America, with the largest railroads, referred to as “Class I,” accounting for more than 90% of the industry’s revenues. The railroads carry a wide variety of commodities and goods, including coal, metals, minerals, chemicals, grain, and petroleum. These commodities represent about 50% of total rail carloadings, with intermodal carloads accounting for the rest. Railroads operate in a competitive environment, especially with the trucking industry and the emergence of autonomous trucks, and are always seeking ways to improve safety, cost and reliability. New technologies offered by GE Transportation and others in the industry can provide some of these benefits. Demand for GE Transportation’s locomotives, freight related products and services in North America is driven by a number of factors, including rail traffic, average railroad velocity and production of new locomotives and new freight cars. In the U.S., the passenger transit industry is dependent largely on funding from federal, state and local governments, and from fare box revenues. Demand for North American passenger transit products is driven by a number of factors, including government funding, deliveries of new subway cars and buses, and ridership. The U.S. federal government provides money to local transit authorities, primarily to fund the purchase of new equipment and infrastructure for their transit systems. Demand for GE Transportation’s services is affected by the number of parked locomotives, which hit historic highs in 2016 and has slightly recovered in 2017.

Growth in the Asia Pacific market has been driven mainly by the continued urbanization of China and India, and by investments in freight rail rolling stock and infrastructure in Australia to serve its mining and natural resources markets. India is making significant investments in rolling stock and infrastructure to modernize its rail system; for example, the country has awarded a 1,000-unit locomotive order to GE Transportation. UNIFE expected the increased spending in India to offset decreased spending on very-high-speed rolling stock in China.

Other key geographic markets include Russia/CIS and Africa-Middle East. With about 1.4 million freight cars and about 28,000 locomotives, Russia/CIS is among the largest freight rail markets in the world, and it’s expected to invest in both freight and transit rolling stock. PRASA, the Passenger Rail Agency of South Africa, is expected to continue to invest in new transit cars and new locomotives. According to UNIFE, emerging markets were expected to grow at above-average rates as global trade led to increased freight volumes and urbanization led to increased demand for efficient mass-transportation systems. As this growth occurs, GE Transportation expects to have additional opportunities to provide products and services to both new customers and the installed base in these markets.

In its study, UNIFE also said it expected increased investment in digital tools for data and asset management, and in rail control technologies, both of which would improve efficiency in the global rail industry. UNIFE said data-driven asset management tools have the potential to reduce equipment maintenance costs and improve asset utilization, while rail control technologies have been focused on increasing track capacity, improving operational efficiency and ensuring safer railway traffic. GE Transportation offers integrated solutions to help customers make ongoing investments in these initiatives.

In 2018 and beyond, general global economic and market conditions will have an impact on GE Transportation’s sales and operations. To the extent that these factors cause instability of capital markets amid a rising interest rate environment, shortages of raw materials or component parts, longer sales cycles, deferral or delay of customer orders or an inability to market GE Transportation’s products effectively with a higher cost of capital, GE Transportation’s business and results of operations could be materially adversely affected. In addition, GE Transportation faces risks inherent in global expansion and risk associated with its four-point growth strategy, including the level of investment in innovation that customers are willing to make, especially in integrated technologies developed by the industry and GE Transportation. When necessary, GE Transportation will modify its financial and operating strategies to reflect changes in market conditions and risks.

Presentation

Certain terms are used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations for GE Transportation” as follows:

•
Equipment segment: GE Transportation’s Equipment segment is a leading manufacturer of diesel-electric locomotives serving freight and passenger railroads. GE Transportation produces products and solutions that help railroads reduce operating costs, decrease fuel use, minimize downtime and comply with stringent emissions standards. In addition to locomotives, GE Transportation also produces a range of engines, electric motors and premium propulsion systems used in mining, marine, stationary power and drilling applications.

•
Services segment: GE Transportation’s Services segment is responsible for supporting railroads in the operation of their fleet of GE Transportation locomotives in an efficient manner throughout their entire lifecycle in terms of safety, availability, reliability and economic performance. GE Transportation provides aftermarket parts and services to GE Transportation’s global installed base, including predictive maintenance, regular maintenance, and unscheduled maintenance and overhaul services for locomotives. GE Transportation’s offerings include supply of parts, technical support and locomotive modernizations. Commercially, locomotive maintenance can be contracted on a fully transactional basis or through multi-year contracts (Contractual Service Agreements or “CSAs”), where GE Transportation assumes certain service activities, and the related performance risks, in return for fixed and variable payments based on underlying utilization of the asset(s) covered.

•
Digital segment: GE Transportation’s Digital segment combines a history of industrial leadership with cutting-edge data science and analytics acumen to create an efficient, productive and reliable digital-rail ecosystem, from mine to port, from shipper to receiver, from port to intermodal terminals to main line locomotives and railcars and across train yards and operation centers. GE Transportation’s Digital segment develops and works with GE Transportation’s customers to implement a comprehensive set of software-enabled solutions that deliver significant benefits across the transportation and mining landscape. Characterized by in-house and boutique solution providers, the breadth and market presence of GE Transportation’s Digital solutions have positioned GE Transportation as a key player for digital innovation.

•
Sales (costs) of goods: Goods primarily consists of GE Transportation’s Equipment segment, as well as part sales in GE Transportation’s Services segment and some Digital segment products. Specifically, goods consist of locomotives, locomotive parts, modernizations, marine, stationary and drilling apparatuses and parts, mining equipment and parts, and digital equipment.

•
Sales (costs) of services: Services primarily consists of GE Transportation’s Services segment, as well as some Digital segment products. Sales and costs of services consists of maintenance services, marine, stationary and drilling services, mining services, and digital services.

Results of Operations

Six Months Ended June 30, 2018 Compared to the Six Months Ended June 30, 2017

 The following table sets forth GE Transportation’s income statement data for the six months ended June 30, 2018 and 2017:

	For the Six Months Ended June 30
	2018	2017	Variation ($)	Variation (%)
	In thousands, except for percentages
Income Statement Data:
Revenues
Sales of goods	$1,101,781	$1,312,160	$(210,379)	(16)%
Sales of services	672,107	668,425	3,682	1%
Total revenues	1,773,888	1,980,585	(206,697)	(10)%
Cost of revenues
Cost of goods sold	881,336	1,116,321	(234,985)	(21)%
Cost of services sold	405,955	446,245	(40,290)	(9)%
Gross profit	486,597	418,019	68,578	16%
Selling, general and administrative expenses	264,770	228,713	36,057	16%
Impairment of goodwill	-	-	-
Non-operating benefit costs	5,155	11,262	(6,107)	(54)%
Other (expense) income	(4,362)	(20,961)	16,599	(79)%
Earnings before income taxes	212,310	157,083	55,227	35%
Provision for income taxes	(44,084)	(56,984)	12,900	(23)%
Net earnings	168,226	100,099	68,127	68%
Less net earnings attributable to noncontrolling interests	4,136	6,811	(2,675)	(39)%
Net earnings attributable to GE	$164,090	$93,288	$70,802	76%
Other comprehensive (loss) income
Foreign currency translation adjustments	(20,849)	20,078	(40,927)	(204)%
Benefit plans, net of taxes	2,173	772	1,401	181%
Other comprehensive (loss) income, net of taxes	(18,676)	20,850	(39,526)	(190)%
Less other comprehensive income (loss) attributable to noncontrolling interests	(2,400)	1,331	(3,731)	(280)%
Other comprehensive (loss) income attributable to GE	(16,276)	19,519	(35,795)	(183)%
Comprehensive income (loss)	149,550	120,949	28,601	24%
Less comprehensive income (loss) attributable to noncontrolling interests	1,736	8,142	(6,406)	(79)%
Comprehensive income attributable to GE	$147,814	$112,807	$35,007	31%

Sales of goods

Sales of goods for the six months ended June 30, 2018 was $1,101,781 thousand, a decrease of $210,379 thousand, or 16%, from $1,312,160 thousand for the six months ended June 30, 2017, primarily driven by lower North American locomotive deliveries, partially offset by increased sales of locomotive parts, wheel shipments, and modernization shipments.

Sales of services

Sales of services for the six months ended June 30, 2018 was $672,107 thousand, an increase of $3,682 thousand, or 1%, from $668,425 thousand for the six months ended June 30, 2017, primarily attributable to improved margins on long-term services contracts.

Total revenues

Total revenues for the six months ended June 30, 2018 was $1,773,888 thousand, a decrease of $206,697 thousand, or 10%, from $1,980,585 thousand for the six months ended June 30, 2017, primarily due to a 59 % decline in locomotive unit shipments, partially offset by a 133% increase in mining wheel unit shipments and locomotive spare parts up 44%.

Cost of goods sold

Cost of goods sold for the six months ended June 30, 2018 was $881,336 thousand, a decrease of $234,985 thousand, or 21%, from $1,116,321 thousand for the six months ended June 30, 2017, in-line with the decline in locomotive deliveries in North America and reduction in restructuring charges of $47,660 thousand , partly offset by increased volume on locomotive parts and mining wheels.

Cost of services sold

Cost of services sold for the six months ended June 30, 2018 was $405,955 thousand, a decrease of $40,290 thousand, or 9%, from $446,245 thousand for the six months ended June 30, 2017. The decrease in cost of services sold was driven by lower volume on service contracts.

Gross profit

Gross profit for the six months ended June 30, 2018 was $486,597 thousand, an increase of $68,578 thousand, or 16%, from $418,019 thousand for the six months ended June 30, 2017. The gross margin on both goods and services improved in the first half of 2018, attributable to increased services, mining and locomotive parts volume and lower restructuring charges, partially offset by lower locomotive shipments. In addition, the mix of goods versus services shifted favorably towards services, improving overall business margins to 27% compared to 21% for the six months ended June 30, 2017. Gross margin on sales of goods was 20% compared to 15% for the six months ended June 30, 2017, and gross margin on sales of services was 40% compared to 33% for the six months ended June 30, 2017.

Selling, general and administrative expenses

Selling, general and administrative expenses for the six months ended June 30, 2018 was $264,770 thousand, an increase of $36,057 thousand, or 16%, from $228,713 thousand for the six months ended June 30, 2017, primarily attributable to costs associated with the Transactions.

Impairment of goodwill

There was no impairment of goodwill for the six months ended June 30, 2018 or for the six months ended June 30, 2017.

Non-operating benefit costs

Non-operating benefit costs for the six months ended June 30, 2018 was $5,155 thousand, a decrease of $6,107 thousand, or 54%, from $11,262 thousand for the six months ended June 30, 2017, primarily attributable to a decrease in pension costs assessed by GE.

Other (expense) income

Other (expense) income for the six months ended June 30, 2018 was $(4,362) thousand, a decrease of $16,599 thousand, or 79%, from $(20,961) thousand for the six months ended June 30, 2017, primarily driven by lower interest expense from receivables factoring. Additionally, there were favorable foreign exchange rate fluctuations.

Income taxes

The effective income tax rate was 21% and 36% in the six months ended June 30, 2018 and 2017, respectively. The rate for 2018 benefited from a lower U.S. statutory rate effective for years beginning in 2018 due to U.S. tax reform and favorable changes in mix of earnings. GE Transportation’s operating results are included in the consolidated income tax returns of GE where allowable. The provision for income taxes represents federal, state and local, and non-U.S. taxes on income calculated on a separate tax return basis. As a separate stand-alone company, GE Transportation’s tax profile may differ from historical results.

Net earnings

Net earnings for the six months ended June 30, 2018 was $168,226 thousand, an increase of $68,127 thousand, or 68%, from $100,099 thousand for the six months ended June 30, 2017, primarily attributable to gross profit improvement, lower benefit costs and lower income tax expense.

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

The following table sets forth GE Transportation’s income statement data for the years ended December 31, 2017 and 2016:

	For the Year Ended December 31
	2017	2016	Variation ($)	Variation (%)
	In thousands, except for percentages
Income Statement Data:
Revenues
Sales of goods	$2,546,637	$3,046,546	$(499,909)	(16)%
Sales of services	1,383,671	1,560,045	(176,374)	(11)%
Total revenues	3,930,308	4,606,591	(676,283)	(15)%
Cost of revenues
Cost of goods sold	2,129,684	2,525,838	(396,154)	(16)%
Cost of services sold	877,390	909,116	(31,726)	(3)%
Gross profit	923,234	1,171,637	(248,403)	(21)%
Selling, general and administrative expenses	449,651	432,229	17,422	4%
Impairment of goodwill	-	2,027	(2,027)	(100)%
Non-operating benefit costs	16,877	18,455	(1,578)	(9)%
Other (expense) income	(24,307)	(11,409)	(12,898)	113%
Earnings before income taxes	432,399	707,517	(275,118)	(39)%
Provision for income taxes	(44,303)	(167,428)	123,125	(74)%
Net earnings	388,096	540,089	(151,993)	(28)%
Less net earnings attributable to noncontrolling interests	14,311	6,144	8,167	133%
Net earnings attributable to GE	373,785	533,945	(160,160)	(30)%
Other comprehensive income (loss)
Foreign currency translation adjustments	15,568	22,970	(7,402)	(32)%
Benefit plans, net of taxes	459	(1,092)	1,551	(142)%
Other comprehensive income (loss), net of taxes	16,027	21,878	(5,851)	(27)%
Less other comprehensive income (loss) attributable to noncontrolling interests	703	(6,101)	6,804	(112)%
Other comprehensive income (loss) attributable to GE	15,324	27,979	(12,655)	(45)%
Comprehensive income (loss)	404,123	561,967	(157,844)	(28)%
Less comprehensive income (loss) attributable to noncontrolling interests	15,014	43	14,971	34,816%
Comprehensive income attributable to GE	$389,109	$561,924	(172,815)	(31)%

Sales of goods

Sales of goods for the year ended December 31, 2017 was $2,546,637 thousand, a decrease of $499,909 thousand, or 16%, from $3,046,546 thousand for the year ended December 31, 2016.  Locomotive unit shipments were down 42%, driven by a 72% decrease of North America shipments, partially offset by a 36% increase in international locomotive shipments.  Locomotive shipment decline was partially offset by an 82% increase in mining wheel shipments and a 24 % increase in sales of locomotive spare parts.

Sales of services

Sales of services for the year ended December 31, 2017 was $1,383,671 thousand, a decrease of $176,374 thousand, or 11%, from $1,560,045 thousand for the year ended December 31, 2016.  Contractual services were down 11%, primarily driven by lower volume on existing long term maintenance contracts attributable to lower asset utilization by North American customers reducing the need for spare parts and maintenance. Though carload volumes improved slightly in 2017 and the number of parked locomotives declined, parking still remained near historically high levels and the environment for sales of services remained challenging. The decline in sales of services was partly offset by continued sales to the international installed base, as well as aftermarket digital product sales, which continued to see growth.

Total revenues

Total revenues for the year ended December 31, 2017 was $3,930,308 thousand, a decrease of $676,283 thousand, or 15%, from $4,606,591 thousand for the year ended December 31, 2016. The Equipment segment was the largest contributor to the decline in revenues with a $676,272 thousand decline, or 28%. International revenues increased as a percentage of total revenues over 2016, up to 45% of total revenues compared to 38% of total revenues in 2016.

Cost of goods sold

Cost of goods sold for the year ended December 31, 2017 was $2,129,684 thousand a decrease of $396,154 thousand, or 16%, from $2,525,838 thousand for the year ended December 31, 2016.  The decrease was due to the decrease in North America shipments discussed above and a $36,766 thousand decrease in restructuring costs, partially offset by increased costs from increased international locomotive shipments, mining wheels and locomotive spare parts volume discussed above.

Cost of services sold

 Cost of services sold for the year ended December 31, 2017 was $877,390 thousand, a decrease of $31,726 thousand, or 4%, from $909,116 thousand for the year ended December 31, 2016.  The decline was due to a 9% decrease in contractual services, primarily driven by lower volume on existing long term maintenance contracts.

Gross profit

Gross profit for the year ended December 31, 2017 was $923,234 thousand, a decrease of $248,403 thousand, or 21%, from $1,171,637 thousand for the year ended December 31, 2016.  Gross profit related to goods was down 20% primarily driven by softness in North American locomotive markets, partially offset by increased locomotive spare parts volume and lower restructuring charges. Gross Profit related to services were down 22% primarily driven by softness in the contractual services market for maintenance.

Selling, general and administrative expenses

Selling, general and administrative expense for the year ended December 31, 2017 was $449,651 thousand, an increase of $17,422 thousand, or 4%, from $432,229 thousand for the year ended December 31, 2016. The increase is primarily attributable to costs from new acquisitions of $8,941 thousand and restructuring costs of $4,321 thousand.

Impairment of goodwill

There was no impairment of goodwill for the year ended December 31, 2017 compared to $2,027 thousand for the year ended December 31, 2016, due in part to an improved global commodities market positively impacting the fair value of the reporting units.

Non-operating benefit costs

Non-operating benefit costs for the year ended December 31, 2017 was $16,877 thousand, a decrease of $1,578 thousand, or 9%, from $18,455 thousand for the year ended December 31, 2016, primarily due to a decrease in severance charges, partly offset by an increase in health benefits for retirees.

Other (expense) income

Other (expense) income for the year ended December 31, 2017 was $(24,307) thousand, an increase of $12,898 thousand, or 113%, from $(11,409) thousand for the year ended December 31, 2016, primarily attributable to a one-time sale of leased equipment in 2016.

Income taxes

The effective income tax rate was significantly reduced to 10% in the year ended December 31, 2017 from 24% in the year ended December 31, 2016. The decrease in the effective rate was primarily the result of newly enacted U.S. tax reform regulations.

Net earnings

Net earnings for the year ended December 31, 2017 was $ 388,096 thousand a decrease of $ 151,993 thousand, or 28%, from $ 540,089 thousand for the year ended December 31, 2016. The main contributing factor for the decrease in net earnings was the decline in North American locomotive sales, partly offset by recent growth in sales of mining equipment and parts.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
	For the Year Ended December 31
	2016	2015	Variation ($)	Variation (%)
	In thousands, except for percentages
Income Statement Data:
Revenues
Sales of goods	$3,046,546	$3,998,100	$(951,554)	(24)%
Sales of services	1,560,045	1,423,379	136,666	10%
Total revenues	4,606,591	5,421,479	(814,888)	(15)%
Cost of revenues
Cost of goods sold	2,525,838	3,163,798	(637,960)	(20)%
Cost of services sold	909,116	931,745	(22,629)	(2)%
Gross profit	1,171,637	1,325,936	(154,299)	(12)%
Selling, general and administrative expenses	432,229	414,488	17,741	4%
Impairment of goodwill	2,027	85,421	(83,394)	(98)%
Non-operating benefit costs	18,455	16,249	2,206	14%
Other (expense) income	(11,409)	27,121	(38,530)	(142)%
Earnings before income taxes	707,517	836,899	(129,382)	(15)%
Provision for income taxes	(167,428)	(349,275)	181,847	(52)%
Net earnings	540,089	487,624	52,465	11%
Less net earnings attributable to noncontrolling interests	6,144	7,547	(1,403)	(19)%
Net earnings attributable to GE	533,945	480,077	53,868	11%
Other comprehensive income (loss)
Foreign currency translation adjustments	22,970	(42,755)	65,725	(154)%
Benefit plans, net of taxes	(1,092)	120	(1,212)	(1,010)%
Other comprehensive income (loss), net of taxes	21,878	(42,635)	64,513	(151)%
Less other comprehensive income (loss) attributable to noncontrolling interests	(6,101)	3,194	(9,295)	(291)%
Other comprehensive income (loss) attributable to GE	27,979	(45,829)	73,808	(161)%
Comprehensive income (loss)	561,967	444,989	116,978	26%
Less comprehensive income (loss) attributable to noncontrolling interests	43	10,741	(10,698)	(100)%
Comprehensive income attributable to GE	$561,924	$434,248	$127,676	29%

Sales of goods

Sales of goods for the year ended December 31, 2016 was $3,046,546 thousand, a decrease of $951,554 thousand, or 24%, from $3,998,100 thousand for the year ended December 31, 2015, primarily attributable to the Equipment segment. North American locomotive deliveries as well the demand for replacement parts declined. Challenges in the coal and petroleum industries led to a decrease in carload volumes, which in turn led to a significant increase in the number of parked locomotives.

Sales of services

Sales of services for the year ended December 31, 2016 was $1,560,045 thousand, an increase of $136,666 thousand, or 10%, from $1,423,379 thousand for the year ended December 31, 2015, primarily driven by the Services segment. North America maintenance and non-U.S. sales of services were both favorable compared to the prior year. Increased sales of services were also due in part to growth in sales of Digital.

Total revenues

Total revenues for the year ended December 31, 2016 was $4,606,591 thousand, a decrease of $814,888 thousand, or 15%, from $5,421,479 thousand for the year ended December 31, 2015. The decline in total revenues was primarily attributable to the Equipment segment. Non-U.S. revenues increased as a percentage of total revenues over 2015, up to 38% of total revenues compared to 31% of total revenues in 2015.

Cost of goods sold

Cost of goods sold for the year ended December 31, 2016 was $2,525,838 thousand, a decrease of $637,960 thousand, or 20%, from $3,163,798 thousand for the year ended December 31, 2015, primarily attributable to the associated costs related to declining North American locomotive deliveries and replacement parts.

Cost of services sold

Cost of services sold for the year ended December 31, 2016 was $909,116 thousand, a decrease of $22,629 thousand, or 2%, from $931,745 thousand for the year ended December 31, 2015, primarily attributable to lower costs associated with the disposal of the signaling business in November 2015.

Gross profit

Gross profit for the year ended December 31, 2016 was $1,171,637 thousand, a decrease of $154,299 thousand, or 12%, from $1,325,936 thousand for the year ended December 31, 2015. The decline in gross profit was primarily attributable to challenging market conditions in North America. Total gross margin  remained at 25% from 2015 . Gross margins on sales of goods fell to 17% in 2016, down from 21% in 2015. Gross margins on sales of services grew to 42% in 2016, up from 35% in 2015.

Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended December 31, 2016 was $432,229 thousand, an increase of $17,741 thousand, or 4%, from $414,488 thousand for the year ended December 31, 2015, primarily attributable to an increase of restructuring costs.

Impairment of goodwill

Impairment of goodwill for the year ended December 31, 2016 was $ 2,027 thousand, a decrease of $83,394 thousand, or 98%, from $85,421 thousand for the year ended December 31, 2015. The suppression of the global commodities market and the resulting impact on the global mining investment environment led to a revision of expected cash flows for all reporting units in 2015, resulting in an impairment of goodwill. In 2016, the goodwill impairment for the Equipment segment was reversed due to a slight improvement in market conditions.

Non-operating benefit costs

Non-operating benefit costs for the year ended December 31, 2016 was $18,455 thousand, an increase of $2,206 thousand, or 14%, from $16,249 thousand for the year ended December 31, 2015, primarily due to a decrease in pension and severance costs offset by an increase in health benefits for retirees.

Other (expense) income

Other (expense) income for the year ended December 31, 2016 was $(11,409) thousand, a decrease of $38,530 thousand, or 142%, from $27,121 thousand for the year ended December 31, 2015, primarily attributable to foreign exchange fluctuations and partly offset by a one-time sale of leased equipment in 2016.

Income taxes

The effective income tax rate was reduced to 24% in the year ended December 31, 2016 from 42% in the year ended December 31, 2015. The decrease in the effective tax rate is primarily the result of foreign operations and foreign tax credits.

Net earnings

Net earnings for the year ended December 31, 2016 was $540,089 thousand, an increase of $52,465 thousand, or 11%, from $487,624 thousand for the year ended December 31, 2015. The increase in net earnings was primarily due to improved margins in GE Transportation’s services business, partly offset by declining margins for sales of goods.

Cash Flows
	For the Six Months Ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015
In thousands	(in thousands of U.S. dollars)

Net earnings	$168,226	$100,099	$388,096	$540,089	$487,624
Less net earnings attributable to noncontrolling interests	4,136	6,811	14,311	6,144	7,547
Net earnings attributable to GE	164,090	93,288	373,785	533,945	480,077
Cash provided by (used for) operating activities	76,436	(34,120)	322,004	853,712	875,234
Cash provided by (used for) investing activities	(68,393)	(143,973)	(200,956)	(168,214)	(225,875)
Cash provided by (used for) financing activities	20,548	229,226	(171,062)	(625,586)	(622,770)
Effect of currency exchange rate changes on cash and equivalents	(2,413)	10,139	4,201	4,133	(7,784)
Increase in cash and equivalents	26,178	61,272	(45,813)	64,045	18,805
Cash and cash equivalents at beginning of period	105,338	151,151	151,151	87,106	68,301
Cash and cash equivalents at end of period	$131,516	$212,423	$105,338	$151,151	$87,106

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Operating Activities

Cash provided by operating activities was $76,436 thousand during the first six months of 2018, an increase of $110,556 thousand, from $(34,120) thousand during the prior year period. The increase was primarily due to increased earnings and an increase in accounts payable. The increase was partly offset by increases in inventory.

Investing Activities

Cash (used for) investing activities in the first six months of 2018 was $(68,393) thousand, a reduction of $75,580 thousand, from $(143,973) thousand during the prior year period. The decrease was driven by reduced investment in property, plant and equipment and internal-use software, proceeds from the disposition of mining equipment, and decreased investment in associated companies.

Financing Activities

Cash provided by financing activities was $20,548 thousand in the first six months of 2018, a decrease of $208,678 thousand, from $229,226 thousand during the prior year period. The decrease was primarily due to an increase of $214,972 thousand in payments to GE when compared to the six months ending June 30, 2017 in addition to a decrease in other financing activities, partly offset by newly issued debt.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Operating Activities

Cash provided by operating activities was $322,004 thousand during the year ended December 31, 2017, a decrease of $531,708 thousand, from $853,712 thousand during the year ended December 31, 2016. Net income decreased $160,160 thousand driven primarily by North American locomotive deliveries and services volume decline. Working Capital decreased by $205,085 thousand driven primarily by progress payments ($202,350 thousand). In addition, there was a $150,152  thousand decrease related to deferred income taxes as a result of the U.S. tax reform.

Investing Activities

Cash (used for) investing activities was $(200,956) thousand during the year ended December 31, 2017, a decrease of $32,742 thousand , from $(168,214) thousand in year ended December 31, 2016. This was mainly due to an increase in GE Transportation’s non-U.S. manufacturing footprint and continued investment in GE Transportation’s Digital business, partly offset by proceeds from the sale of assets as part of GE Transportation’s restructuring activities.

Financing Activities

Cash (used for) financing activities was $(171,062) thousand during the year ended December 31, 2017, an increase of $454,524 thousand, from $(625,586) thousand in the year ended December 31, 2016, mainly due to a substantial $499,998 thousand reduction in payments to GE when compared to 2016. GE Transportation also made repayments of debt, which were partly offset by newly issued debt.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Operating Activities

Cash provided by operating activities was $853,712 thousand during the year ended December 31, 2016, a decrease of $21,522 thousand, from $875,234 thousand during the year ended December 31, 2015. Positive cash flows from net earnings and inventory sell-downs were offset by negative working capital movements.

Investing Activities

Cash (used for) investing activities was $(168,214) thousand during the year ended December 31, 2016, a decrease of $57,661, from $(225,875) thousand in year ended December 31, 2015. This was mainly due to a reduction of GE Transportation’s capital expenditures, offset by GE Transportation’s expansion of non-U.S. manufacturing capacity.

Financing Activities

Cash (used for) financing activities was $(625,586) thousand during the year ended December 31, 2016, a decrease of $2,816 thousand, from $(622,770) thousand in the year ended December 31, 2015, mainly due to no new debt being issued in 2016, and a slightly reduced payment to GE.

Indebtedness

As of June 30, 2018, GE Transportation’s borrowings consisted principally of two unsecured term loans, an unsecured loan facility and a series of unsecured loans.

Unsecured term loans

In November 2012, GE Transportation entered into two unsecured term loans with General Electric Europe Holdings C.V. for a total of $131,545 thousand. The debt was related to the acquisition of Industrea Limited, a move that expanded GE Transportation's product offering to the underground mining space. The estimated fair value approximates the carrying value. The debt carried a 5.07% interest rate, paid annually for the first year, with the interest rate resetting on the anniversary of the loan to the mid-rate of the one year swap rate plus a credit spread of 200 basis points. In November 2015, GE Transportation extended both agreements by five years from the day of signing to a maturity date in November 2020 and amended the interest rate to the mid-rate of the one year swap rate plus a credit spread of 175 basis points. In May and November 2017, GE Transportation terminated both loans early utilizing cash pool resources.

Unsecured loan facility

In September 2017, GE Transportation entered into an unsecured loan facility agreement with Wipro GE Healthcare Private Limited to fund various ongoing projects and operational requirements. The loan has a total value of $68,703 thousand, disbursed in three tranches. As of December 31, 2017 the first two tranches had been disbursed with a total value of $44,256 thousand. The final tranche will be disbursed in January 2018. The loan carries an 8% annual interest rate, paid quarterly until the maturity of the loan in January 2020.

Unsecured loans

Beginning in September 2014, GE Transportation entered into a series of unsecured loans with BNDES, a Brazilian Development Bank. GE Transportation receives financing using local resources from this bank. The amounts outstanding under these loans as of December 31, 2017 and 2016 classified as short-term borrowings is $0 and $21,195 thousand, respectively. As of December 31, 2017, all of the BNDES loans had been paid in full and terminated. The weighted-average interest rate as of December 31, 2016 was 8.36%.

Off Balance Sheet Obligations

As of June 30, 2018 and December 31, 2017, GE Transportation had off-balance sheet credit exposure for unused letters of credit, bank guarantees, bid bonds and surety bonds of approximately $679,779 thousand and $532,196 thousand, respectively.

Contractual Obligations, Commitments and Contingencies

Future minimum lease payments on non-cancelable operating lease arrangements, net of amounts due under subleases, as of December 31, 2017, consist of the following:
In thousands	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Operating Leases	$100,097	23,670	24,083	15,915	36,429

GE Transportation did not enter into any additional material operating leases during the six months ended June 30, 2018. Additionally, GE Transportation did not enter into any significant capital leases during the three years ended December 31, 2017 or in the six months ended June 30, 2018.

Quantitative and Qualitative Disclosure About Market Risk

GE Transportation’s business involves buying, manufacturing and selling components and products across global markets. These activities expose GE Transportation to changes in foreign currency exchange rates and commodity prices which can adversely affect revenues earned and costs of its operating businesses. When the currency in which equipment is sold differs from the primary currency of the legal entity and the exchange rate fluctuates, it will affect the revenue earned on the sale. These sales and purchase transactions also create receivables and payables denominated in foreign currencies and exposure to foreign currency gains and losses based on changes in exchange rates. Changes in the price of raw materials used in manufacturing can affect the cost of manufacturing. GE Transportation uses derivatives to mitigate or eliminate these exposures, where appropriate. Most derivative activity consists of currency exchange and commodity contracts.

Critical Accounting Estimates

The preparation of combined financial statements in conformity with U.S. GAAP requires GE Transportation’s management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of any contingent assets or liabilities at the date of these combined financial statements and the reported amounts of revenue and expenses during the reporting period. GE Transportation bases its estimates and judgments on historical experience and on various other assumptions and information that it believes to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as GE Transportation’s operating environment changes. While GE Transportation believes that the estimates and assumptions used in the preparation of these combined financial statements are appropriate, actual results could differ from those estimates.

Estimates are used for, but are not limited to, determining the following: estimates of variable revenues and/or costs on long-term revenue generating contracts, recoverability of long-lived assets and inventory, valuation of goodwill; useful lives used in depreciation and amortization; income taxes and related valuation allowances; accruals for contingencies including warranties; actuarial assumptions used to determine costs on employee benefit plans, valuation assumptions for long term stock-based compensation expense, valuation and recoverability of receivables, valuation of derivatives and the fair value of assets acquired and liabilities assumed in acquisitions.

As GE Transportation’s combined financial statements will be distributed to users of GE Transportation’s financial statements on a carve-out basis for the first time in 2018, GE Transportation has applied the following new guidance for these combined financial statements.

Revenue from contracts with customers

Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, (ASC 606), requires GE Transportation to make certain estimates that affect the amount and timing of revenue recognized in a given period, primarily related to equipment and service contracts that are recognized on an overtime basis (refer to Note 2 and Note 3 to GE Transportation’s audited financial statements included elsewhere in this Current Report on Form 8-K for further discussion of GE Transportation’s accounting policy for these contracts). The most critical estimates relevant to GE Transportation’s revenue accounting are related to GE Transportation’s long-term CSAs as discussed below.

GE Transportation enters into CSA contracts with GE Transportation’s customers, which require GE Transportation to provide preventative maintenance, asset overhaul / updates, and standby "warranty-type" services that include certain levels of assurance regarding asset performance and uptime throughout the contract periods, which generally range from 5 to 25 years. Contract modifications that extend or revise contract terms are not uncommon and generally result in GE Transportation’s recognizing the impact of the revised terms prospectively over the remaining life of the modified contract (i.e., effectively like a new contract). GE Transportation’s revenue recognition on CSAs requires estimates of both customer payments expected to be received over the contract term as well as the costs expected to be incurred to perform required maintenance services. GE Transportation routinely reviews estimates under product services agreements and regularly revise them to adjust for changes in outlook as described below.

GE Transportation recognizes revenue as it performs under these arrangements using an over-time accounting model based on costs incurred relative to total expected costs. Throughout the life of a contract, this measure of progress captures the nature of the timing and extent of GE Transportation’s underlying performance activities as GE Transportation’s stand-ready services often fluctuate between routine inspections and maintenance, unscheduled service events and major overhauls at pre-determined usage intervals. Customers generally pay GE Transportation based on the utilization of the asset (per hour of usage for example) or upon the occurrence of a major event within the contract such as an overhaul. As a result, a significant estimate in determining expected revenues of a contract is estimating how customers will utilize their assets over the term of the agreement. Changes in customer utilization can influence the timing and extent of overhauls and other service events over the life of the contract.

As a result, the revenue recognized each period is dependent on GE Transportation’s estimate of how a customer will utilize their assets over the term of the agreement. GE Transportation generally uses a combination of both historical utilization trends as well as forward-looking information such as market conditions and potential asset retirements in developing GE Transportation’s revenue estimates. This estimate of customer utilization will impact both the total contract billings and costs to satisfy GE Transportation’s obligation to maintain the equipment. To the extent required, GE Transportation limits the amount of variable consideration used to estimate GE Transportation’s transaction price such that it is improbable that a significant revenue reversal will occur in future periods.

To develop GE Transportation’s cost estimates, GE Transportation considers the timing and extent of future maintenance and overhaul events, including the amount and cost of labor, spare parts and other resources required to perform the services. In developing GE Transportation’s cost estimates, GE Transportation utilizes a combination of GE Transportation’s historical cost experience and expected cost improvements. Cost improvements are only included in future cost estimates after savings have been observed in actual results or proven effective through an extensive regulatory or engineering approval process.

GE Transportation regularly assesses customer credit risk inherent in the carrying amounts of receivables and contract assets and estimated earnings, including the risk that contractual penalties may not be sufficient to offset GE Transportation’s accumulated investment in the event of customer termination. GE Transportation gains insight into future utilization and cost trends, as well as credit risk, through GE Transportation’s knowledge of the installed base of equipment and the close interaction with GE Transportation’s customers that comes with supplying critical services and parts over extended periods.

Long-lived assets

GE Transportation reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. GE Transportation derives the required undiscounted cash flow estimates from GE Transportation’s historical experience and GE Transportation’s internal business plans. To determine fair value, GE Transportation uses quoted market prices when available, GE Transportation’s internal cash flow estimates discounted at an appropriate discount rate and independent appraisals, as appropriate.

See Note 2 to GE Transportation’s audited financial statements included elsewhere in this Current Report on Form 8-K for further information on impairment losses.

Goodwill and other identified intangible assets

GE Transportation tests goodwill for impairment annually each year. The impairment test consists of two steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit’s assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill. GE Transportation determines fair values for each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. GE Transportation assesses the valuation methodology based upon the relevance and availability of the data at the time GE Transportation performs the valuation. If multiple valuation methodologies are used, the results are weighted appropriately.

Valuations using the market approach are derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. A market approach is limited to reporting units for which there are publicly traded companies that have the characteristics similar to GE Transportation’s businesses.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. GE Transportation uses its internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on GE Transportation’s most recent views of the long-term outlook for each business. Actual results may differ from those assumed in GE Transportation’s forecasts. GE Transportation derives its discount rates using a capital asset pricing model and analyzing published rates for industries relevant to GE Transportation’s reporting units to estimate the cost of equity financing. GE Transportation uses discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in GE Transportation’s internally developed forecasts.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

GE Transportation reviews identified intangible assets with defined useful lives and subject to amortization for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred requires comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. GE Transportation tests intangible assets with indefinite lives annually for impairment using a fair value method such as discounted cash flows.

See Notes 2 and 8 to GE Transportation’s audited financial statements included elsewhere in this Current Report on Form 8-K for further information.

Recent Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350):  Simplifying the Test for Goodwill. This ASU simplifies the measurement of goodwill impairment to a single-step test. The guidance removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation, and will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Under the revised guidance, failing step one will always result in goodwill impairment. The new guidance is effective for annual and interim goodwill impairment tests beginning after December 15, 2019 and early adoption is permitted. GE Transportation is currently evaluating the impact of the adoption of ASU 2017-04 on GE Transportation’s combined financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. The ASU introduces a new accounting model, the Current Expected Credit Losses model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaces the multiple existing impairment models under current U.S. GAAP, which generally require that a loss be incurred before it is recognized. The new standard will also apply to receivables arising from revenue transactions such as contract assets and accounts receivables and is effective for fiscal years beginning after December 15, 2019. GE Transportation continues to evaluate the effect of the standard on GE Transportation’s combined financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASU 2016-02), creating ASC Subtopic 842, Leases. ASU 2016-02 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to present a right-of-use asset and a corresponding lease liability on the balance sheet. Lessor accounting is substantially unchanged compared to the current accounting guidance. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, and for the interim and annual reporting periods thereafter, with early adoption permitted. GE Transportation is currently evaluating the impact of the adoption of ASU 2016-02 on GE Transportation’s combined financial statements.